Artisan Partners Asset Management Inc. Reports February 2020 Assets Under Management
Milwaukee, WI - March 10, 2020 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of February 29, 2020 totaled $111.7 billion. Separate accounts1 accounted for $58.8 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $52.9 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of February 29, 2020 - ($ Millions)
Growth Team
Global Opportunities	$18,048
Global Discovery	826
U.S. Mid-Cap Growth	10,611
U.S. Small-Cap Growth	3,632
Global Equity Team
Global Equity	1,729
Non-U.S. Growth	21,468
Non-U.S. Small-Mid Growth	2,366
U.S. Value Team
Value Equity	2,689
U.S. Mid-Cap Value	3,374
International Value Team
International Value	19,701
Global Value Team
Global Value	17,451
Select Equity	9
Sustainable Emerging Markets Team
Sustainable Emerging Markets	466
Credit Team
High Income	3,828
Developing World Team
Developing World	3,486
Thematic Team
Thematic	1,273

Other Assets Under Management[2]	706
Total Firm Assets Under Management ("AUM")	$111,663

1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.
2 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.